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                                                                     EXHIBIT 4.4


                                                                       EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                                              SHELDAHL, INC.

                                      NOTE

$____________                                                  __________ , 2000


         FOR VALUE RECEIVED, Sheldahl, Inc., a Minnesota corporation (the "Company"), hereby promises to pay to the order of ________________ (the "Holder"), the principal sum of _______________ DOLLARS ($_________), together with interest (computed on the basis of a 360 day year, so that 1/360th of the annualized interest will accrue for each day that principal is outstanding) from the date hereof until the earlier of (i) the Maturity Date (as defined in the Purchase Agreement referred to below), or (ii) the date this Note and all amounts payable in connection herewith have been paid to the Holder on the unpaid balance hereof at the rate of interest set forth in the Purchase Agreement, payable quarterly in arrears, on the last day of each March, June, September and December, commencing December 31, 2000, and on the Maturity Date (each such date an "Interest Payment Date").(2)

         Payments of principal of, and prepayment fees, if any, in connection with this Note are to be made in lawful money of the United States of America except as provided in the immediately following sentence. Payments of interest on this Note


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until ____________, 200_(1) may be made by issuing additional notes in aggregate principal amounts equal to the amount of interest then due. Payments shall be made to the Holder at such place and by such means as provided in the Purchase Agreement.

         This Note is one of a series of notes issued pursuant to a Subordinated Notes and Warrant Purchase Agreement, dated as of November 10, 2000 (as from time to time amended, the "Purchase Agreement"), among the Company, as issuer, and the Purchasers signatory thereto. This Note may be subject to redemption prior to Maturity Date, as provided in the Purchase Agreement. [This Note is secured pursuant to the "Security Agreement" and the "Deed of Trust" (as such terms are defined in the Purchase Agreement).]2/

         In case an Event of Default (as defined in the Purchase Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Purchase Agreement.

         The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.


                                                     SHELDAHL, INC.


                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

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(1) Insert date that is first anniversary of the Initial Closing Date.

(2) Delete this reference if consents are not obtained.